FOURTH AMENDMENT TO AMENDED AND RESTATED
INVESTMENT SUB-ADVISORY AGREEMENT

     Effective February 5, 2009, the Amended and Restated Investment Sub-Advisory Agreement between HL Investment Advisors, LLC and Wellington Management Company, LLP dated as of August 28, 2002, (the “Agreement”), is hereby amended to reflect the following amended fee schedule for the Hartford MidCap HLS Fund, (the “Portfolio”) listed as per the attached Schedule A:

     The sub-advisory fee shall be accrued daily and paid quarterly, based upon the following annual rate and upon the calculated daily net asset value of the Portfolio as follows.

     IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the 5th day of February 2009.

HL INVESTMENT ADVISORS, LLC			WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/Robert Arena		By:	/s/Jonathan M. Payson
	By:	Robert Arena		By:	Jonathan M. Payson
	Title:	Chief Executive Officer,		Title:	Sr. Vice President
Manager and President

Hartford Series Fund, Inc.

Schedule A

Hartford MidCap HLS Fund

Net Asset Value	Annual Rate
First $50 million	0.400%
Next $100 million	0.300%
Next $350 million	0.250%
Over $500 million	0.2167%

Hartford Series Fund, Inc.